Exhibit 21.1
SUBSIDIARIES OF NASH-FINCH COMPANY
As of December 29, 2007

Subsidiary	State of
Corporation	Incorporation

Erickson’s Diversified Corporation	Wisconsin

GTL Truck Lines, Inc.	Nebraska

Hinky Dinky Supermarkets, Inc.	Nebraska

Super Food Services, Inc.	Delaware

T.J. Morris Company	Georgia

U Save Foods, Inc.	Nebraska

NFCG, LLC	Delaware